Exhibit 99.1
[MPC LETTERHEAD]
Magellan Petroleum Announces Relevant interest in MPAL Shares Crosses 90% Level
Hartford, Conn., May 4, 2006 — Magellan Petroleum Corporation (Nasdaq: MPET; ASX: MGN) (“Magellan”) announced that the Company’s relevant interest in MPAL shares has crossed the 90% threshold which allows the merger to be completed.
Magellan’s chairman, Mr. Walter McCann, said “We are excited to cross this important 90% threshold and intend to commence compulsory acquisition procedures soon in accordance with Australian legal requirements. We believe that this acquisition creates a simpler, unified capital structure which will facilitate the alignment of corporate strategies and increase the ability of Magellan to raise equity capital or debt financing for future strategic initiatives or exploration activities on more favourable terms.”
Mr. McCann also said “We thank the MPC shareholders for their support and welcome the MPAL shareholders as new MPC shareholders. We look forward to all of the MPC family enjoying the benefits of the acquisition”
Magellan is an oil and gas exploration and development company with assets in Australia, the United Kingdom and Canada.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.
For further information, please contact Daniel Samela at (860) 293-2006.